Exhibit 10.17

CardioMEMS, Inc. 75 Fifth Street, NW, Suite 440 Atlanta, GA 30308 Phone (404) 920-6700 Fax (404) 885-9974

January 17, 2007

VIA HAND DELIVERY

David R. Stern

CardioMEMS, Inc.

75 Fifth Street, NW,

Suite 440

Atlanta, GA 30308

Re: Employment Terms

Dear Dave,

This letter agreement (the “Agreement”) memorializes your employment terms with CardioMEMS, Inc. (the “Company”) in the position of Senior Vice President, Research and Development (“Sr. VP R&D”). This Agreement supersedes and replaces in full the terms of your April 11, 2001 offer letter agreement with the Company. This Agreement is effective as of January 17, 2007.

1. Duties; Reporting Relationship; Office Location.

In the position of Sr. VP R&D, you serve in an executive capacity and are required to perform the duties of Sr. VP R&D as commonly associated with this position, including primary responsibility for the research and development functions of the Company, and as also may be assigned to you by the Company’s Chief Executive Officer (“CEO”) from time to time. You will continue to report to the CEO, and will work at the Company’s corporate headquarters which are currently located in Atlanta, Georgia. The Company may change your position, reporting relationship, duties and work location from time to time in its discretion.

2. Compensation and Benefits.

Effective as of January 17, 2007, your current base salary is $230,000 per annum, subject to payroll deductions and all required withholdings. Your salary will be paid semi-monthly.

In addition to the above base salary, you will be eligible to earn an annual performance bonus of up to thirty percent (30%) of your base salary, subject to payroll deductions and all required withholdings (the “Performance Bonus”). The Performance Bonus is not guaranteed, and will be based on your and the Company’s achievement of certain milestones and criteria as determined by the Company. In addition, you must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus. The Company’s Board of Directors (“Board”) will determine whether you have earned the Performance Bonus and the amount of any Performance Bonus.

You will be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of the benefit plans. You will accrue paid vacation in accordance with the Company’s policies and practices. The Company may modify your compensation and benefits from time to time in its discretion.

David R. Stern

January 17, 2007

3. Option Grants and Equity Awards. Any stock options or other equity awards that you already have been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices and plan documents, except as specifically provided in Section 8(b)(iii) of this Agreement. The Board may grant additional stock options or other equity awards to you in its sole discretion.

4. Confidentiality and Proprietary Information Obligations.

(a) Company Policies and Proprietary Information Agreement. As a condition of your continued employment, you agree to continue to abide by all Company policies, rules and regulations, including but not limited to the policies contained in the Company’s Employee Handbook. In addition, as a condition of your continued employment, you must continue to abide by the Employee Proprietary Information and Inventions Agreement that you signed in connection with your hire, which is effective as your first day of employment with the Company (the “Proprietary Information Agreement”). A copy of the Proprietary Information Agreement is attached as Exhibit A.

(b) Third Party Information. In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company, any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that you are not authorized to use or disclose. By entering into this Agreement, you represent that you are able to perform your job duties within these guidelines.

(c) Exclusive Property. You agree that all business procured by you and all Company-related business opportunities and plans made known to you while you are employed by the Company, shall remain the permanent and exclusive property of the Company.

(d) Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national

David R. Stern

January 17, 2007

or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.

5. No Conflicts. By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts which would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

6. Noninterference.

While employed by the Company, and for one (1) year immediately following the termination of your employment for any reason, you agree not to interfere with the business of the Company by: (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee or consultant of the Company to terminate any employment or consulting relationship with the Company for any reason including in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly soliciting the business of any customer or prospective customer of the Company which at the time of your employment termination, or during the year immediately prior thereto, was listed on the Company’s customer or prospective customer list.

7. At Will Employment.

Your employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that either you or the Company may terminate your employment at any time, with or without Cause (as defined in Section 9(b)), and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by you and by a duly authorized member of the Board.

8. Severance Benefits.

(a) General Severance Benefits. In the event that, at any time, your employment is terminated by the Company without Cause, and you are not eligible for the Change of Control Severance Benefits (as defined in Section 8(b)), you will be eligible to receive, as your sole severance benefits (the “General Severance Benefits”), severance pay in the form of continuation of your base salary in effect as of the employment termination date for six (6) months, subject to required payroll deductions and withholdings and paid on the Company’s normal payroll schedule (provided that, the Company may provide the severance pay in a lump sum payment in lieu of salary continuation, at its sole discretion). Notwithstanding the foregoing, in order to be eligible for the General Severance Benefits, you must meet the Release Requirements as set forth in Section 10.

You will not be eligible for the General Severance Benefits if the Company terminates your employment for Cause, or if you resign for any reason.

(b) Change of Control Severance Benefits. You will be eligible for the Change of Control Severance Benefits as your sole severance benefits, if the Company consummates a Change of Control (as defined in Section 9(a)) and, at any time within the time period beginning thirty (30) days prior to the consummation of the Change of Control and ending twelve (12) months after the consummation of the

David R. Stern

January 17, 2007

Change of Control, the Company (or any successor entity) terminates your employment without Cause or you resign from your employment for Good Reason (as defined in Section 9(c)). The Change of Control Severance Benefits shall consist of: (i) severance pay in the form of continuation of your base salary in effect as of the termination date, subject to required deductions and withholdings, for a period of twelve (12) months (provided that, the Company may provide the severance pay in a lump sum payment in lieu of salary continuation, at its sole discretion); (ii) if you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws, (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) through the earlier of either twelve (12) months after the employment termination date or the date that you become eligible for group health insurance coverage through a new employer; and (iii) any then-outstanding stock options provided to you in connection with your employment relationship with the Company shall be subject to accelerated vesting such that all unvested shares will vest and become exercisable effective as of your employment termination date. You agree to provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within twelve (12) months of your employment termination date. Notwithstanding the foregoing, in order to be eligible for the Change of Control Severance Benefits, you must meet the Release Requirements as set forth in Section 10.

You will not be eligible for the Change of Control Severance Benefits if the Company (or any successor entity) terminates your employment for Cause or if you resign for any reason that does not qualify as Good Reason.

(c) Deferred Compensation. In the event that the Company determines that any payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to the payments hereunder, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However if there is no Revised Payment Schedule that would avoid application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this Section 8(c) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 8(c); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

(d) Excise Tax. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that you would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you.

David R. Stern

January 17, 2007

If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provide, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless you elect in writing a different order for cancellation.

The Company shall reasonably determine the procedures and manner of making the calculation required above.

9. Definitions.

(a) Definition of Change of Control. “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from bona fide equity financing event or public offering of the stock of the Company.

(b) Definition of Cause. “Cause” for the Company (or any acquiror or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (i) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) your material violation of any contract or agreement between you and the Company, including without limitation, material breach of your Proprietary Information Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

(c) Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of your employment within sixty (60) days after the occurrence of any of the following events which is not corrected within fifteen (15) days after the Company (or any successor thereto) receives written notice from you that any of the following events have occurred and that you assert that grounds for a resignation for Good Reason exist as a result: (i) without your written consent, a material diminution of your duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for your resignation, and further provided,

David R. Stern

January 17, 2007

however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” (ii) without your written consent, a reduction by the Company in your base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company); or (iii) without your consent, the relocation of your assigned office location by more than sixty (60) miles unless, as a result of such relocation, your assigned office location is closer to your primary residence than the immediately preceding assigned office location.

10. Release Requirements.

To be eligible to receive the General Severance Benefits or the Change of Control Severance Benefits, you must meet the following requirements (the “Release Requirements”): (a) you must first timely execute, make effective, and deliver to the Company a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, be incorporated into a separation agreement); (b) you must not be in material breach of the Proprietary Information Agreement or any other agreement or contract between you and the Company at the time of the receipt of such benefits; and (c) if you are a member of the Board of Directors of the Company (the “Board”) as of the termination date, you must promptly resign from the Board if your resignation is requested by the Board. In the event that, during such time as you continue to receive the General Severance Benefits or Change of Control Severance Benefits, as applicable, you materially breach the Proprietary Information Agreement or any other agreement or contract between you and the Company, the Company’s obligation to continue to provide the General Severance Benefits or Change of Control Severance Benefits will immediately cease in full, and you will not be entitled to receive any such additional benefits as of the date of your breach.

11. Miscellaneous.

This Agreement, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment relationship with the Company, including but not limited to your April 11, 2001 offer letter agreement with the Company. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification signed by you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

David R. Stern

January 17, 2007

Please sign and date this letter and return it to me within five business days in order to confirm your employment terms as set forth above.

Dave, we are very excited to extend these new employment terms, and we look forward to continuing our productive and enjoyable work relationship with you.

Sincerely,
CardioMEMS, Inc.

/s/ Jay S. Yadav, M.D.
Jay S. Yadav, M.D.
Chief Executive Officer

Understood and Accepted:

/s/ David R. Stern
David R. Stern

Date: January 18, 2007

Exhibit A: Employee Proprietary Information and Inventions Agreement